Exhibit 99.1


FOR IMMEDIATE RELEASE

For Information Contact:
Seymour Holtzman, Chief Executive Officer
(570) 822-6277, ext. 23

                    MM Companies, Inc. Announces Resignation
                   of Certain Directors and Executive Officers

NEW YORK, NY - - May 27, 2004 - MM Companies, Inc. (OTC Bulletin Board - MMCO) announces the resignation of three Directors and the President/Chief Executive Officer of the Company.

James Mitarotonda resigned as the President and Chief Executive Officer and as a member of the Board of Directors and William Fox and Joseph Wright also resigned as Directors of the Company. Mel Brunt resigned as the Chief Financial Officer of the Company, but agreed to be available to the Company for reasonable periods of time for up to 90 days after May 19, 2004, the effective date of these resignations.

The Board of Directors of the Company intends to appoint Seymour Holtzman, the current Chairman of the Company, as the new Chief Executive Officer and Efrem Gerszberg as the President and Chief Operating Officer. Karl Munshower will act as the Chief Financial Officer of the Company.

The resignations were in connection with the transactions described in the Securities Purchase Agreement dated May 13, 2004, by and among Jewelcor Management, Inc., Mr. Holtzman, Barington Capital Group, L.P., James Mitarotonda, Ramius Securities, LLC and their respective affiliates.

The corporate headquarters of the Company will be moved to: c/o Jewelcor Management, Inc., 100 North Wilkes-Barre Blvd, 4th Floor, Wilkes- Barre, PA 18702.

More detailed information about MM Companies, Inc. is set forth in its filings with the Securities and Exchange Commission (the "SEC"). Investors and security holders are urged to read those documents free of charge at the SEC's website at www.sec.gov. Those documents may also be obtained free of charge from MM Companies, Inc.

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.